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                                                                   EXHIBIT 10.17

Robert Ellis
241 Blvd. St Germain
75007 Paris
France


August 4, 1997


Dear Bob,

Following our various conversations, we would like to confirm the following:

1. The share price contained in the Common Stock purchase Agreement dated February 13, 1997 has been re-valued from 60 cents a share to 30 cents a share. Your $100,000 investment now represents a total of 333,334 shares. A new Common Stock Purchase Agreement reflecting this adjustment is attached. This Agreement replaces the former one. Please sign one copy and send it back to me.

2. You will invest another $200,000 in the current round at a valuation of 30 cents a share representing a total of 666,666 new shares. Please send a check to the attention of Xoom Software, Inc. or wire the funds to Wells Fargo Bank, 464 California Street, San Francisco, CA 94163, account # 0439 621 681, ABA# 122 101 191. Please sign and send back to me a copy of the Stock Purchase Agreement dated August 4, 1997.

3. You will receive a Board seat that will be guaranteed at least until the company is sold or file for an Initial Public Offering. At that point, it would be at the discretion of the underwriters. It is however our intention to retain you on the Board as long as possible, including after an IPO.

4. You will work for Xoom for a period of 18 months. You will be compensated by receiving $200,000 worth of stock options at the current valuation i.e. 666,666 shares. These options will have a strike price of $.01 (1 cent) a share and will vest monthly over the 18 months period. Xoom expects you to work an average of 30 hours a week from home, the Xoom office or wherever you may be. Xoom will reimburse you for all reasonable Xoom related expenses.
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Bob, we are extremely happy to have you aboard.  Chris and I think that your expertise will be extremely valuable to Xoom. Please sign below or call me if you have any question.

Best regards

/s/ Laurent Massa
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Laurent Massa
Chief Executive Officer

                                             Accepted:


                                             /s/ Robert Ellis
                                             ------------------------------
                                             Robert Ellis